FOR IMMEDIATE RELEASE

Contact:     Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Second Quarter Results

SYKESVILLE, MD – July 21, 2016 – Carroll Bancorp, Inc. (the “Company”) (OTCQB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced quarterly net income of $53,000, or $0.06 per diluted common share, for the quarter ended June 30, 2016 compared to $75,000, or $0.08 per diluted common share, for the quarter ended June 30, 2015. The Company earned $123,000, or $0.13 per diluted common share, for the six months ended June 30, 2016 compared to net income of $130,000, or $0.15 per diluted common share, for the six months ended June 30, 2015.

Total assets grew to $158.3 million at June 30, 2016, an increase of $6.9 million and $30.2 million, respectively compared to December 31, 2015 and June 30, 2015. Loan balances remained relatively flat compared to December 31, 2015 as residential mortgage loans declined by $5.7 million, mostly offset by commercial loans increasing by $5.6 million. Total loan commitments originated amounted to $19.0 million for the six months ended June 30, 2016 with outstanding balances of $12.2 million at June 30, 2016, and total deposits increased by $3.8 million during the six months ended June 30, 2016, with core deposits increasing by $12.0 million partially offset by the maturity of brokered deposits of $8.2 million. In addition, non-interest and interest bearing checking balances increased by $5.0 million, or 29.5%, to $21.8 million at June 30, 2016 compared to December 31, 2015.

Net interest income increased during the three and six months ended June 30, 2016 by $154,000 and $373,000, respectively, compared to the same periods last year as a result of the loan growth we experienced throughout 2015. Noninterest income decreased by $5,000 for the three months ended June 30, 2016 and increased by $31,000 for the six months ended June 30, 2016 compared to the same periods in 2015. The year to date increase is primarily due to the implementation of a new secondary market loan program with the Federal Home Loan Bank resulting in gains of $46,000 partially offset by a write down of $30,000 on a foreclosure property in connection with a pending sale. Noninterest expenses increased by $213,000 and $450,000, respectively, for the three and six months ended June 30, 2016 compared to the same periods in 2015. This was a result of increased operating expenses related to the personnel and facilities infrastructure put in place to expand our footprint into the Washington Metropolitan market, along with supplementing our Carroll County branch locations with experienced staff made available following the acquisition of Susquehanna Bank by BB&T in 2015. In addition, we incurred $56,000 in expenses as part of our strategic initiative of identifying and pursuing potential acquisition candidates.

Nonperforming loans and assets were $112,000 and $281,000, respectively at June 30, 2016 compared to $0 and $199,000, respectively, at December 31, 2015. Our past due loans declined significantly to $622,000 at June 30, 2016 compared to $1.7 million at December 31, 2015.

During the three months ended June 30, 2016, the Company purchased 5,800 shares of its common stock as part of the plan approved by the Company’s Board of Directors to repurchase up to 38,634 shares of its outstanding shares of common stock. As of June 30, 2016, the Company had purchased a total of 14,522 shares of common stock under this plan.

“2016 continues to be a strong year for loan originations in our Carroll County and Washington Metropolitan markets, totaling around $19 million. The loan originations consisted mostly of commercial real estate, commercial construction and residential home equity lines of credit. The rapid pace of refinancing of our residential mortgage loan portfolio has slowed our overall loan and balance sheet growth, which in turn has hindered our net income for the year. We expect strong commercial loan originations for the second half of 2016 coupled with an appropriate tightening of operating expenses” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

Carroll Bancorp, Inc.’s common stock trades on the OTC Markets (www.otcmarkets.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO, at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in Eldersburg, Westminster and Bethesda, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Forward-Looking Statements: The statement in this release that the Company expects strong commercial loan originations for the second half of 2016 is a forward-looking statement within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statement is based on our current beliefs and expectations and is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statement is subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, deterioration in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows and loan demand, as well as other risks and uncertainties as described in Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 000-54422), and in other filings we may make. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Financial Highlights
	At June 30,	At December 31,	At June 30,
(Dollars in thousands)	2016	2015	2015
Selected Financial Condition Data:	(unaudited)	(audited)	(unaudited)
Total assets	$158,269	$151,337	$128,082
Total loans	129,043	129,334	104,854
Allowance for loan losses	954	901	800
Deposits	125,933	122,101	98,541
Federal Home Loan Bank advances	15,500	12,500	13,000
Total stockholders' equity	16,380	16,293	16,221

Asset Quality Ratios:
Allowance for loan losses to total loans	0.74%	0.70%	0.76%
Nonperforming loans to total loans	0.09%	0.00%	0.19%
Nonperforming assets to total assets	0.18%	0.13%	0.20%

Capital Ratios (bank level):
Total capital to risk-weighted assets	15.40%	15.98%	18.11%
Tier 1 capital to risk weighted assets	14.53%	15.11%	17.22%
Tier 1 capital to average assets	10.25%	9.95%	12.94%
Tangible equity to tangible assets	10.03%	10.37%	12.09%

(unaudited)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
( Dollars in thousands, except per share data)	2016	2015	Variance	2016	2015	Variance
Selected Operating Data:
Interest and dividend income	$1,473	$1,237	$236	$2,943	$2,417	$526
Interest expense	237	155	82	464	311	153
Net interest income	1,236	1,082	154	2,479	2,106	373
Provision for loan losses	7	29	(22)	37	58	(21)
Net interest income after provision for loan losses	1,229	1,053	176	2,442	2,048	394
Noninterest income	42	47	(5)	122	91	31
Noninterest expense	1,197	984	213	2,391	1,941	450
Income before income tax expense	74	116	(42)	173	198	(25)
Income tax expense	21	41	(20)	50	68	(18)
Net income	$53	$75	$(22)	$123	$130	$(7)
Basic earnings per share	$0.06	$0.08	$(0.02)	$0.13	$0.15	$(0.02)
Diluted earnings per share	$0.06	$0.08	$(0.02)	$0.13	$0.15	$(0.02)

Select Financial Ratios:
Return on average assets	0.14%	0.25%		0.16%	0.22%
Return on average equity	1.30%	1.88%		1.50%	1.72%
Interest rate spread	3.26%	3.69%		3.28%	3.65%
Net interest margin	3.35%	3.80%		3.37%	3.75%
Efficiency ratio	93.68%	87.16%		91.92%	88.32%
Noninterest expense to average assets	3.12%	3.30%		3.12%	3.29%
Average interest-earning assets to average interest-bearing liabilities	115.31%	118.99%		115.32%	118.26%